SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement"), dated February 24, 2020, sets forth the mutual agreement of Texas EZPAWN, L.P., for itself and its parent, EZCORP, Inc., and affiliates (collectively, the “Company"), and Daniel M. Chism (“Executive”) regarding Executive’s separation from employment with the Company.

1.
Termination of Employment - The Company and Executive acknowledge that Executive’s employment with the Company, and his position as the Company’s Chief Financial Officer, will terminate effective February 28, 2020 (the "Termination Date").

2.	Severance Benefits - In connection with Executive’s termination of employment with the Company, the Company will provide Executive with the following severance benefits:

(a)
Severance Payment - The Company will make a cash payment to Executive in the amount of $450,000 (subject to applicable tax and other withholdings), which amount represents the equivalent of one year of Executive’s current base salary. Such payment will be made on the day following the end of the revocation period described in Paragraph 15 below.

(b)
Healthcare Benefits - The Company will continue to provide Executive with healthcare benefits through the end of March 2020. The Company will satisfy this obligation by allowing Executive to continue to participate in the Company’s health insurance plans on the same terms as he was participating immediately prior to the Termination Date.

Executive agrees that the payments and benefits described in this Paragraph 2 fully satisfy the Company’s obligations to pay severance or other compensation to Executive, including (but not limited to) any obligations set forth in his offer of employment. Executive also agrees and acknowledges that such payments constitute adequate and sufficient consideration for the release described in Paragraph 5 below, as well as the other covenants and agreements made by Executive in this Agreement. Executive further agrees and acknowledges that, except as expressly set forth in this Agreement or in the Company’s stock or benefit plans, Executive is not entitled to receive from the Company the payment or distribution of any amounts of pay, bonus, benefits, cash, stock, stock options or other type of property.

3.	Treatment of Executive’s Benefits and Restricted Stock Units -

(a)
Executive understands and agrees that any balances or vested balances he has in any Company benefit plan, including the Company’s 401(k) retirement plan and the SERP, will be available to him consistent with applicable laws, regulations and the administrative provisions of the various plan documents.

(b)
The Company and Executive acknowledge that Executive received the following awards of Restricted Stock Units, all of which remain unvested as of the Termination Date and, pursuant to the terms of the applicable Award Agreement, shall be forfeited as of the Termination Date:

(i)	47,368 Restricted Stock Units, subject to an Award Agreement dated December 12, 2017; and

(ii)	42,056 Restricted Stock Units subject to an Award Agreement dated December 11, 2018.

4.
COBRA Benefits - Upon the termination of his employment with the Company, Executive will be eligible for continuation of certain medical benefits under COBRA, at his option and his expense, as provided by law.

5.
Complete Release - Executive hereby fully releases the Company and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures and affiliates, and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates (collectively, the “Released Parties”), from any and all known or unknown claims or demands Executive may have against any of them. Executive expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against any Released Party arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of any Released Party and claims of express or implied defamation by any Released Party), and any federal, state or other governmental statute, regulation or ordinance, including those relating to employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, and the Occupational Safety and Health Act. Executive represents that he has not assigned to any other person any of such claims and that he has the full right to grant this release. Notwithstanding any other provision herein, Executive and the Company agree that Executive is not waiving any claims that may arise under the Age Discrimination in Employment Act after this Agreement is executed, any claim for benefits under the Company’s health and welfare or other benefit plans or any future claims based on the Company’s obligations and agreements set forth in this Agreement.
Executive further agrees that he will not voluntarily become a party to, or directly or indirectly aid or encourage any other party in connection with, any lawsuit, claim, demand or adversarial proceeding of any kind involving the Company or any of the Released Parties that relates in any material way to his employment with the Company or that is based on facts about which Executive obtained personal knowledge while employed with the Company. Executive’s compliance with a subpoena or other legally compulsive process will not be a violation of this provision.
Notwithstanding anything herein to the contrary, Executive is not waiving any claims or releasing any Released Party from claims (i) based on acts occurring after the date hereof, (ii) arising in the future out of any written agreement that remains in full force and effect following the Termination Date (including this Agreement), (iii) for unemployment compensation, state disability insurance benefits or other statutorily protected post-employment benefits, (iv) for pension, retiree, health, vision, dental or similar benefits pursuant to the Employee Retirement Income Security Act of 1974, as amended, (v) relating to Executive’s right to indemnity (including advancement of expenses) in connection with Executive’s defense of any third party claims or actions, and any right Executive has or may have to the benefits of any D&O or E&O insurance in connection with Executive’s defense of any third party claims or actions, whether pursuant to any of the Company’s charter or other organizational documents, any contracts, any laws or otherwise (which such rights to indemnity and insurance shall not be terminated or diminished in any respect) or (vi) that cannot be released as a matter of law, including claims for worker’s compensation or unemployment benefits.

6.
Non-Admission of Liability - Executive and the Company understand and agree that they are entering into this Agreement to, among other things, resolve any claims or differences that may exist between them. By entering into this Agreement neither Executive nor the Company admits any liability or wrongdoing.

7.
Return of Company Documents and Property - Executive agrees that he will return to the Company, as soon as practicable after the Termination Date, any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards and any other Company property in his possession or control. Executive agrees that if, at any time after the Termination Date, he should come into possession of any such documents or property, he will return such documents or property to the Company immediately.

8.
Proprietary Information, Non-Competition and Non-Solicitation - The parties acknowledge that, pursuant to the terms of that certain Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Executive and the Company (the “Noncompete Agreement”), Executive is subject to various obligations regarding (a) the protection and non-disclosure of the Company’s confidential, sensitive and proprietary information, (b) competition with the Company, (c) solicitation of the Company’s customers, suppliers and vendors and (d) solicitation of the Company’s employees. Executive hereby affirms his obligations under the Noncompete Agreement and acknowledges that such provisions shall remain in full force and effect. Executive hereby represents and warrants that he will comply with the terms of the Noncompete Agreement.

9.
Non-Disparagement - Executive agrees that, except as may be required by law or court order, he will not, directly or indirectly, make any statement, oral or written, or perform any act or omission that is or could be detrimental in any material respect to the reputation or goodwill of the Company or any other person or entity released herein. Further, the Company agrees that, except as may be required by law or court order, it will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Executive. The parties agree and understand that the Company’s obligations under this Paragraph extend only to the members of the Company’s Board of Directors, the Executive Officers of the Company and any employee of the Company who has been authorized by an Executive Officer to communicate, or perform any act or omission, on behalf of the Company with respect to Executive. The parties further agree that truthful statements made in connection with legal proceedings will not violate this provision.

10.	Non-Contact; Cooperation - Executive agrees that, from and after the date of this Agreement:

(a)
Unless specifically requested or authorized by the Company’s Chief Executive Officer or Chief Financial Officer, Executive will not engage in any form of communication (whether initiated by Executive or others) with investors or potential investors, commercial bankers or other lenders, financial or industry analysts, investment bankers, or auditors or other financial professionals regarding the Company, the Company’s business or any aspect of Executive’s employment with the Company; provided, however, that Executive is not prohibited from describing his job duties while employed with the Company in the context of seeking future employment.

(b)
Unless specifically requested or authorized by the Company’s Chief Executive Officer or Chief Financial Officer, Executive will not contact any employee of the Company regarding the Company’s business or any aspect of Executive’s or such employee’s employment with the Company.

(c)
Executive will cooperate with the Company, to the extent and as requested by the Company’s Chief Executive Officer or Chief Financial Officer, in transitioning the management of the Company’s Finance and Accounting functions.

11.
Applicable Law and Venue - THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF TRAVIS COUNTY, TEXAS.

12.
Severability - The fact that one or more Paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining Paragraphs or portions of such Paragraphs of this Agreement.

13.
Entire Agreement; Amendments - This Agreement constitutes the entire agreement between Executive and the Company, and supersedes all prior oral or written negotiations and agreements with the Company, concerning the subject matter hereof; provided, however, that as noted Paragraph 8 above, the provisions of the Noncompete Agreement shall remain in full force and effect in accordance with its terms, and Executive shall remain subject to the obligations set forth therein. Executive understands and acknowledges that any breach of this Agreement or Executive’s continuing obligations under the Noncompete Agreement will entitle the Company to cease making the payments described in Paragraph 2 above, and recover any such payments previously made, in addition to any other remedies that may be available to the Company. This Agreement may not be amended or modified except by a written agreement signed by Executive and the Company’s Chief Executive Officer or Chief Legal Officer.

14.
Certain Acknowledgments - Executive acknowledges (a) that he has carefully read this Agreement and is signing it voluntarily with full knowledge of its contents, (b) that he has been advised by counsel to the extent he deems necessary, appropriate or desirable and (c) that he understands and accepts all the terms of this Agreement.

15.
Consideration and Revocation Periods - Executive may take up to 21 days from the date of this Agreement to consider this Agreement. Executive may use as much or as little of this period as he chooses before signing this Agreement. Executive is advised to consult with an attorney before signing this Agreement. If Executive accepts this Agreement, he must sign it and return it to the Company’s Chief Legal Officer on or before the expiration of the 21-day period referred to above or the Company’s withdrawal of the offer contained in this Agreement. By signing this Agreement, Executive acknowledges that he was afforded a period of at least 21 days from the date the Company’s proposal was presented to him in which to consider it. Executive understands that any changes that the parties agree to make to this Agreement after it has been presented to him, whether such changes are material or non-material, will not extend the amount of time Executive has to consider the agreement. In addition, Executive has a period of seven days within which to revoke this Agreement after signing it. To revoke this Agreement, Executive must notify the Company’s Chief Legal Officer of revocation in writing within seven days from the date Executive signed this Agreement.

In order for this Agreement to become effective, Executive must sign this Agreement in the space provided below and return it to the Company’s Chief Legal Officer on or before the close of business on March 16, 2020. If the Company has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from the Company.

Date:	2/24/2020	/s/ Stuart I. Grimshaw
Stuart I. Grimshaw
Chief Executive Officer

Date:	3/25/2020	/s/ Daniel M. Chism
Daniel M. Chism